Filed Pursuant to Rule 424(b)(2) and 424(b)(8)
Registration No. 333-169315-05
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Entergy Texas, Inc. First Mortgage Bonds, 4.10% due September 1, 2021	$74,879,250	$8,693.49

(1)     Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)     Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, the registration fee was calculated based on the maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $13,755 were previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (File No. 333-153442) filed by Entergy Texas, Inc. on September 11, 2008, all of which remains available for future registration fees. Those fees have been carried forward for application in connection with offerings under the below-referenced Registration Statement. Pursuant to Rule 457(p) under the Securities Act of 1933, after application of the $8,693.49 registration fee due for this offering, $5,061.51 will remain available for future registration fees. Accordingly, no additional registration fee has been paid with respect to this offering. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in Entergy Texas, Inc.'s Registration Statement on Form S-3 (File No. 333-169315-05), which was filed March 4, 2011, in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Entergy Corporation on September 13, 2010, as amended by Post-Effective Amendment No. 1 which was filed September 20, 2010.

EXPLANATORY NOTE

         The prospectus is being filed pursuant to Rules 424(b)(2) and 424(b)(8) under the Securities Act of 1933, as amended (the “Securities Act”), solely to add the Calculation of Registration Fee table required by Rules 456(b) and 457(r) under the Securities Act to the prospectus originally filed by the registrant on September 8, 2011, under the same registration statement of which this prospectus forms a part, which is incorporated by reference herein.